Exhibit 99.1
INDEX TO SUPPLEMENTAL FINANCIAL INFORMATION
SUBURBAN ENERGY SERVICES GROUP LLC

Page
FINANCIAL STATEMENTS

Report of Independent Auditors	1

Balance Sheets as of June 27, 2009 (unaudited) and September 27, 2008 (audited)	2

Notes to Balance Sheets	3

Report of Independent Auditors
To the Member of
Suburban Energy Services Group LLC
In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Suburban Energy Services Group LLC at September 27, 2008 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company’s management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.
/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
Florham Park, NJ
August 7, 2009

SUBURBAN ENERGY SERVICES GROUP LLC
BALANCE SHEETS

	June 27,
	2009	September 27,
	(unaudited)	2008
ASSETS
Current assets:
Cash and cash equivalents	$100	$100

Total current assets	100	100

Investment in Suburban Propane Partners, L.P.	31,918	29,326

Total assets	$32,018	$29,426

LIABILITIES AND MEMBER’S EQUITY
Total liabilities	$—	$—

Member’s equity	32,018	29,426

Total liabilities and member’s equity	$32,018	$29,426

The accompanying notes are an integral part of these balance sheets.

SUBURBAN ENERGY SERVICES GROUP LLC
NOTES TO BALANCE SHEETS
(unaudited as of June 27, 2009 and audited as of September 27, 2008)
1. Organization and Formation
Suburban Energy Services Group LLC (the “Company”) was formed on October 26, 1998 as a limited liability company pursuant to the Delaware Limited Liability Company Act. The Company was formed to purchase the general partner interests in Suburban Propane Partners, L.P. (the “Partnership”) from Suburban Propane GP, Inc. (the “Former General Partner”), a wholly-owned indirect subsidiary of Millennium Chemicals Inc., and became the successor general partner. On May 26, 1999, the Company purchased a 1% general partner interest in the Partnership and a 1.0101% general partner interest in Suburban Propane, L.P. (the “Operating Partnership”). The Partnership is a publicly-traded master limited partnership whose common units are listed on the New York Stock Exchange and is engaged in the retail marketing and distribution of propane, fuel oil and refined fuels, as well as the marketing of natural gas and electricity in deregulated markets.
On October 19, 2006, the Partnership consummated an agreement with the Company to exchange 2,300,000 newly issued common units representing limited partnership interests in return for the Company’s incentive distribution rights (“IDRs”) and the economic interests in the Partnership and the Operating Partnership, all of which were included in the general partner interests therein (the “GP Exchange Transaction”). Prior to the GP Exchange Transaction, the Company was majority-owned by senior management of the Partnership and owned 224,625 general partner units (an approximate 0.74% ownership interest) in the Partnership and, as discussed above, a 1.0101% general partner economic interest in the Operating Partnership. The Company also held all outstanding IDRs and had the right to appoint two of the five members of the Board of Supervisors. As a result of the GP Exchange Transaction, the Company has a 0% general partner economic interest in the Partnership and the Operating Partnership and a limited partner interest in the Partnership as a holder of 784 Common Units, which were contributed to the Company at the time of the GP Exchange Transaction by its sole remaining member. Also as a result of the GP Exchange Transaction, the Company no longer holds any IDRs and the sole member of the Company is the Partnership’s Chief Executive Officer.
2. Summary of Significant Accounting Policies
Accounting Period. The Company’s fiscal periods typically end on the last Saturday of the quarter.
Basis of Presentation. The accompanying balance sheets have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The unaudited balance sheet as of June 27, 2009 includes all adjustments that the Company considers necessary for a fair presentation of the Company’s financial position. Such adjustments consist of only normal recurring items, unless otherwise disclosed.
Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, making it reasonably possible that a change in these estimates could occur in the near term.

Cash and Cash Equivalents. The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The carrying amount approximates fair value because of the short maturity of these instruments.
Investment in Suburban Propane Partners, L.P. In accordance with AIN-APB 18, #2, “The Equity Method of Accounting for Investments in Common Stock: Accounting Interpretation of APB 18”, the Company accounts for its investment in the Partnership under the equity method of accounting whereby the Company recognizes its share of the Partnership’s consolidated net income (loss) with a corresponding increase (decrease) in its investment.
Income Taxes. For federal and state income tax purposes, the earnings and losses attributable to the Company are included in the tax return of its sole member. As a result, no recognition of income taxes has been reflected in the accompanying balance sheets. The Company’s only source of taxable income or loss is its allocable share of the Partnership’s taxable income or loss reported to it on a Schedule K-1 provided to it by the Partnership.
3. Investment in Suburban Propane Partners, L.P.
Based upon quoted market prices, the fair value of the Company’s investment in the Partnership was $33,328 and $26,836 as of June 27, 2009 and September 27, 2008, respectively.
The following table provides summarized financial information of the Partnership as of:

	June 27,	September 27,
	2009	2008
	(unaudited)
Current assets	$400,486,000	$359,551,000

Noncurrent assets	674,819,000	676,162,000

Current liabilities	146,526,000	223,615,000

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